EXHIBIT 99.1

FROM: MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
MSA Media Contact: Mark Deasy +1 (412) 559-8154
MSA Investor Relations Contact: Chris Hepler +1 (412) 225-3717

MSA Safety Announces Chief Financial Officer Transition

PITTSBURGH, August 1, 2022 – MSA Safety Incorporated (NYSE: MSA) today announced it has accepted the resignation of its Chief Financial Officer, Kenneth Krause, effective August 26, 2022. Mr. Krause, who was elected CFO in December 2015, is leaving to accept the position of CFO at another public company located outside of Pennsylvania.
Nish Vartanian, MSA Safety Chairman, President and CEO, said the company has initiated a comprehensive external search for a new CFO. In addition, MSA Chief Accounting Officer Jonathan Buck has been appointed interim CFO.
“On behalf of our Board of Directors and the entire MSA organization, we want to thank Ken for his many contributions to MSA during his 15 years with the company,” Mr. Vartanian said. “Ken helped MSA achieve meaningful improvements in profitability and cash flow, resulting in top quartile performance with regard to stock price and total shareholder return,” he said.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices. With 2021 revenues of $1.4 billion, MSA employs approximately 4,800 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA's web site at www.MSAsafety.com.

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